      As filed with the Securities and Exchange Commission on April 8, 1997

                                                    Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                    PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.
             (Exact name of registrant as specified in its charter)

                                 North Carolina
         (State or other jurisdiction of incorporation or organization)

                                   56-1640186
                      (I.R.S. Employer Identification No.)

                           3151 17th Street Extension
                        Wilmington, North Carolina 28412
                                 (919) 251-0081
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               FREDRIC N. ESHELMAN
                             Chief Executive Officer
                        Pharmaceutical Development, Inc.
                           3151 17th Street Extension
                        Wilmington, North Carolina 28412
                                 (919) 251-0081
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            -------------------------

                                   Copies to:
                            DONALD R. REYNOLDS, ESQ.
                      Wyrick Robbins Yates & Ponton L.L.P.
                        4101 Lake Boone Trail, Suite 300
                          Raleigh, North Carolina 27607
                                 (919) 781-4000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.    [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.   [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.    [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.    [ ]

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
    Title of each class of                      Proposed maximum    Proposed maximum
        securities to be        Amount to be     offering price         aggregate           Amount of
          registered             registered       per unit(1)      offering price(1)    registration fee
----------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value   160,000 shares       $19.25            $3,080,000             $933.33
==========================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market System on April 3, 1997 pursuant to Rule 457(c)

         The Registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

-------------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
-------------------------------------------------------------------------------


                   SUBJECT TO COMPLETION, DATED APRIL 8, 1997


PROSPECTUS


                    PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.
                         160,000 Shares of Common Stock


         The Common Stock, $.10 par value per share ("Common Stock"), of Pharmaceutical Product Development, Inc. (the "Company") is traded on the Nasdaq National Market System (the "NMS") under the symbol "PPDI". The closing sales price of the Common Stock on the NMS on April 3, 1997 was $19.25 per share.

                              --------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

         The shares of Common Stock offered hereby (the "Shares") are to be sold from time to time by the Selling Shareholders (see "Selling Shareholders") by means of ordinary brokers' transactions, in transactions directly with market makers or in certain privately negotiated transactions. See "Plan of Distribution". Each Selling Stockholder has advised the Company that no sale or distribution of the Shares other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

         In making this offering on behalf of the Company, the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act.

         The Selling Shareholders will receive all of the net proceeds from the sale of the Shares. The expenses of this offering are estimated to be $10,000 and will be paid by the Company. Normal commission expenses and brokerage fees, as well as any applicable transfer taxes, are payable individually by the Selling Shareholders.

                              --------------------

         No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

                              --------------------


                 The date of this Prospectus is April __, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of the Commission's regional offices located as follows: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the Nasdaq Stock Market, Inc. at the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein referred to, together with all amendments thereto, as the "Registration Statement") under the Securities Act with respect to the offering of the Shares made hereby. This Prospectus does not contain all of the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are summaries that are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement herein being qualified in all respects by such reference. Such documents may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or may be examined without charge at the public reference facilities of the Commission.

         The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http:\\www.sec.gov.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed pursuant to Section 13 the Exchange Act; (b) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-27570) filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description. All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Corporate Secretary of Pharmaceutical Product Development, Inc., 3151 17th Street Extension, Wilmington, North Carolina 28401 (telephone: 919-251-0081).

         THIS PROSPECTUS, INCLUDING THE INFORMATION INCORPORATED HEREIN BY REFERENCE, CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING WITHOUT LIMITATION THOSE SET FORTH IN THE INFORMATION INCORPORATED HEREIN BY REFERENCE.


                      ACQUISITION OF BELMONT RESEARCH, INC.

         On February 11, 1997, the Company entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with the Company, Subsidiary No. 1, Inc., a North Carolina corporation and a wholly-owned subsidiary of the Company ("Subsidiary"), Belmont Research, Inc., a Massachusetts corporation ("Belmont"), and Channing H. Russell, Paul Castleman and Jeremy Pool ("Founding Shareholders"). Pursuant to the Reorganization Agreement, Subsidiary was merged with and into Belmont (the "Merger") on or about February 28, 1997, and each outstanding share of common stock of Belmont was converted automatically into the right to receive shares of the Company's Common Stock and cash in lieu of fractional shares based on the merger exchange ratio set forth in the Reorganization Agreement (the "Exchange Ratio"). As a result, Belmont is a wholly owned subsidiary of the Company. The 502,384 shares of the Company's Common Stock issued in the Merger to holders of outstanding shares of Belmont stock are referred to herein as the "Merger Shares".


                              PLAN OF DISTRIBUTION

         The shares offered hereby consist of 160,000 of the Merger Shares (the "Shares"). The Selling Shareholders may sell Shares from time to time in the over-the-counter market at prices and on terms prevailing at the time of any such sale. Any such sales may be made in brokers' transactions through broker-dealers acting as agents or in transactions directly with market makers. The Selling Shareholders may also sell Shares from time to time in privately negotiated transactions in which no broker or other third party (other than the purchaser) is involved. The Selling Shareholders will pay any applicable transfer taxes and brokerage commissions or discounts, if any, with respect to the sale of Shares in amounts customary for the type of transaction effected.

         Each Selling Shareholder has advised the Company that during such time as such Selling Shareholder may attempt to sell Shares registered hereunder, such person will: (i) not engage in any stabilization activity in connection with any of the Company's securities; (ii) cause to be furnished to each person to whom Shares included herein may be offered, and/or to each broker-dealer, if any, through whom Shares are offered, such copies of this Prospectus, as supplemented or amended, as may be required by such person; and (iii) not bid for or purchase any of the Company's securities (or any rights to acquire the Company's securities), or attempt to induce any person to purchase any of the Company's securities (or rights to acquire the Company's securities) other than as permitted under the Exchange Act.

         The Selling Shareholders, and any other persons who participate in the sale of Shares, may be deemed to be "underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company has agreed to maintain the effectiveness of this Registration Statement until 60 days after the later of (i) the date on which the Registration Statement is first declared effective by the Commission, or
(ii) the date the Selling Shareholders may sell Merger Shares without violating applicable securities laws and regulations and without violating accounting principles which permit the Company to account for the Merger as a "pooling of interests". No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information, as of March 31, 1997, with respect to the Selling Shareholders and the number of shares of Company Common Stock held by such persons:


                                                Prior to Offering                                   After Offering
                                         ---------------------------                         ---------------------------
                                                                        Shares Offered
Name of Selling Shareholder(1)           Shares Held      Percentage         Hereby          Shares Held      Percentage
------------------------------           -----------      ----------        --------         -----------      ----------
Channing H. Russell
315 Common Street
Belmont, Massachusetts 02178               263,323            1.2%           83,863            179,460            *

Paul Castleman
557 Union Street
San Francisco, California 94133            131,661            *              41,932             89,729            *

Jeremy Pool
14 Bowdoin Street
Cambridge, Massachusetts 02138             107,400            *              34,205             73,195            *
                                                                            -------
                  TOTAL                                                     160,000


------------------------------
(1) All Selling Shareholders are former stockholders of Belmont. Messrs. Russell and Pool are employees of, and Mr. Castleman is a consultant to, Belmont.

*        Less than one percent.





                                  LEGAL MATTERS

         The validity of the Shares offered hereby has been passed upon for the Company by Wyrick Robbins Yates & Ponton L.L.P., Raleigh, North Carolina.

                         PPD PHARMACEUTICAL CORPORATION
                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All expenses of registration of the Shares will be borne by the Company. All of the amounts shown are estimates except the registration fee.

                   Item                                    Amount to be Paid
                   ----                                    -----------------

         Registration fee                                     $    933.33
         Legal fees and expenses                                 7,500.00
         Accounting fees and expenses                            5,000.00
         Miscellaneous                                           1,566.67
                                                              -----------
                  TOTAL                                       $ 15,000.00
                                                              ===========


Item 15. Indemnification of Directors and Officers


         The Company's Articles of Incorporation eliminate, to the fullest extent permitted by the North Carolina Business Corporation Act (the "Business Corporation Act"), the personal liability of each director to the Company or it shareholders for monetary damages for breach of duty as a director. This provision in the Articles of Incorporation does not change a director's duty of care, but it eliminates monetary liability for certain violations of that duty, including violations based on grossly negligent business decisions that may include decisions relating to attempts to change control of the Company. The provision does not affect the availability of equitable remedies for a breach of the duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty; in certain circumstances, however, equitable remedies may not be available as a practical matter. Under the Business Corporation Act, the limitation of liability provision is ineffective against liabilities for (i) acts or omissions that the director knew or believed at the time of the breach to be clearly in conflict with the best interests of the Company, (ii) unlawful distribution described in Business Corporation Act
Section 55-8-33, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the provision became effective. The provision also in no way affects a director's liability under the federal securities laws.

         Also, to the fullest extent permitted by the Business Corporation Act, the Company's Bylaws provide, in addition to the indemnification of directors and officers otherwise provided by the Business Corporation Act, for indemnification of the Company's current or former directors, officers and employees against any all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as directors, officers and employees, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director, officer or employee to be clearly in conflict with the best interests of the Company.

         The Company intends to obtain officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

         At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 16. Exhibits

 4.1 Registration Rights Agreement dated March 1, 1997, among the Registrant and each former stockholder of Belmont Research, Inc. offering shares for sale pursuant to this Registration Statement.

 5.1     Opinion of Wyrick Robbins Yates & Ponton L.L.P.

23.1     Consent of Coopers & Lybrand L.L.P.

23.2     Consent of Arthur Andersen LLP

23.3     Consent of Counsel (included in Exhibit 5.1).

25.1     Power of Attorney (see page II-4).




Item 17. Undertakings

         (a) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in
Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina, on the 7th day of April 1997.


                                 PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.



                                 By: /s/ Fredric N. Eshelman
                                     ----------------------------------
                                         Fredric N. Eshelman,
                                         Chief Executive Officer


         Each person whose signature appears below in so signing also makes, constitutes and appoints Fredric N. Eshelman and Rudy C. Howard, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statements filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting into said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as s/he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



               Signature                             Title                         Date
               ---------                             -----                         ----



     /s/ Fredric N. Eshelman              Chief Executive Officer and         April 7, 1997
---------------------------------------   Director (Principal Executive
         Fredric N. Eshelman,             Officer)
               Pharm.D.



        /s/ Rudy C. Howard                Chief Financial Officer, Vice       April 7, 1997
---------------------------------------   President Finance, Secretary
            Rudy C. Howard                and Treasurer (Principal
                                          Financial Officer)



         /s/ Linda Baddour                Director of Finance (Principal      April 7, 1997
---------------------------------------   Accounting Officer)
             Linda Baddour



      /s/ Ernest Mario, Ph.D.             Chairman of the Board of            April 7, 1997
---------------------------------------   Directors
          Ernest Mario, Ph.D.



    /s/ Stuart Bondurant, M.D.            Director                            April 4, 1997
---------------------------------------
        Stuart Bondurant, M.D.



        /s/ Kirby L. Cramer               Director                            April 4, 1997
---------------------------------------
            Kirby L. Cramer


        /s/ Thomas D'Alonzo               Director                            April 7, 1997
---------------------------------------
            Thomas D'Alonzo



                                          Director                            April __, 1997
---------------------------------------
            Frederick Frank



         /s/ Frank E. Loy                 Director                            April 4, 1997
---------------------------------------
             Frank E. Loy



                                          Director                            April __, 1997
---------------------------------------
         John A. McNeill, Jr.